Exhibit 99.4

Risk Factors

An investment in the notes involves a number of risks. You should consider carefully the following information about these risks, together with the other information included in this offering memorandum, before buying the notes offered hereby. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or the value of the notes. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Related to Our Business and Our Industry

Our business is difficult to evaluate due to a lack of operational history and our prospects will be dependent on our ability to meet a number of challenges.

We have a limited operating history, and the issuer has none. Until the Emerald Driller commenced operations in February 2009, our operations were limited to the assumption of the construction contracts for jackup rigs and providing construction supervision services for three drillships and two semi-submersibles. Our business is difficult to evaluate due to a lack of operational history, and our prospects will be dependent on our ability to meet a number of challenges.

Because we and the issuer have limited or no operating history, you may not be able to evaluate our future prospects accurately. Such future prospects will be primarily dependent on our ability to obtain customer drilling contracts for our jackup rigs on acceptable terms and at favorable dayrates and achieve and maintain high utilization rates for our jackup rigs, among other factors. In addition, our prospects will also be dependent on the success of our joint venture for the Platinum Explorer, a deepwater drillship, which is currently under construction, including the ability of us and our joint venture partner, F3 Capital, to successfully finance our respective portions of the construction cost. If we are not able to successfully meet these challenges, our prospects, business, financial condition and results of operations would be materially adversely affected.

A small number of customers account for a significant portion of our revenues, and the loss of one or more of these customers could adversely affect our financial condition and results of operations.

We derive a significant portion of our revenues from a few customers. Our financial condition and results of operations will be materially adversely affected if these customers interrupt or curtail their activities, fail to pay for the services that have been performed, terminate their contracts, fail to renew their existing contracts or refuse to award new contracts and we are unable to enter into contracts with new customers at comparable dayrates. The loss of any of our significant customers could adversely affect our financial condition and results of operation.

We are exposed to the credit risks of our key customers and certain other third parties, and nonpayment by these customers and other parties could adversely affect our financial position, results of operations and cash flows.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by key customers and certain other third parties could adversely affect our financial position, results of operations and cash flows, which in turn could reduce our ability to pay interest on, or the principal of, the notes. If any key customers and other parties default on their obligations to us, our financial results could be adversely affected. Furthermore, some of these customers and other parties may be highly leveraged and subject to their own operating and regulatory risks.

A material or extended decline in expenditures by oil and natural gas exploration and production companies due to a decline or volatility in oil and natural gas prices, a decrease in demand for oil and natural gas, or other factors, would adversely affect our business.

Our business depends on the level of activity in oil and natural gas exploration, development and production expenditures of our customers. Oil and natural gas prices and customers’ expectations of potential changes in these prices significantly affect this level of activity. Commodity prices are affected by numerous factors, including the following:

•	changes in the global economic conditions, including the continuation of the current recession;

•	the demand for oil and natural gas;

•	the cost of exploring for, producing and delivering oil and natural gas;

•	expectations regarding future prices;

•	advances in exploration, development and production technology;

•	the ability of OPEC to set and maintain production levels and pricing;

•	the availability and discovery rate of new oil and natural gas reserves in offshore areas;

•	the rate of decline of existing and new oil and natural gas reserves;

•	the level of production in non-OPEC countries;

•	domestic and international tax policies;

•	the development and exploitation of alternative fuels;

•	weather;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves; and

•

the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in significant oil and natural gas producing regions or further acts of terrorism.

Oil and natural gas prices were at historically high levels until experiencing a sharp decline during the second half of 2008 and the first quarter of 2009. Although oil and natural gas prices have recovered somewhat from their twelve month lows, this decline in commodity prices has caused companies exploring for and producing oil and natural gas to cancel or curtail their drilling programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons, including their lack of success in exploration efforts. A prolonged continuation of the current low level of demand for our services, or any further reduction in the demand for drilling services, may materially erode dayrates and utilization rates for drilling units, which would adversely affect our business, financial condition and results of operations and could have a significant negative impact on the market price of our securities.

Our business is affected by local, national and worldwide economic conditions and the condition of the oil and natural gas industry.

Recent economic data indicates the rate of economic growth worldwide has declined significantly from the growth rates experienced in recent years. The consequences of a recession may include a lower level of economic activity, uncertainty regarding energy and commodity prices and reduced demand for oil and natural gas. In addition, current economic conditions may cause many oil and natural gas production companies to further reduce or delay expenditures in order to reduce costs, which in turn may cause a further reduction in the demand for drilling services. If the recession is prolonged or worsens, our business and financial condition may be adversely impacted and could become more vulnerable to further adverse general economic and industry conditions.

The current worldwide financial and credit crisis has led to an extended worldwide economic recession that could have a material adverse effect on our and our parent’s revenue and profitability.

The current worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has led to an extended worldwide economic recession. Disruptions, uncertainty or volatility in the financial markets may limit our access to capital.

A slowdown in economic activity caused by the recession has reduced worldwide demand for energy and resulted in lower oil and natural gas prices. Benchmark crude prices peaked at over $140 per barrel in July 2008 and then declined dramatically to approximately $45 per barrel at year-end 2008. During 2009, the benchmark for crude prices has fluctuated between the mid $30’s per barrel and low $80’s per barrel. Demand for our services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. In addition, demand for our services is particularly sensitive to the level of exploration, development and production activity of and the corresponding capital spending by, oil and natural gas companies. Any prolonged reduction in oil and natural gas prices could depress the near-term levels of exploration, development, and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our services, which could have a material adverse effect on our revenue and profitability. Additionally, these factors may adversely impact our financial position if they are determined to cause an impairment of our long-lived assets.

Our industry is highly competitive, cyclical and subject to intense price competition. Due to our lack of operating history, we may be at a competitive disadvantage to our competitors.

The offshore contract drilling industry is highly competitive, and contracts have traditionally been awarded on a competitive bid basis. The technical capabilities, availability and pricing of a drilling unit are often the primary factors in determining which qualified contractor is awarded a job. Other key factors include a contractor’s reputation for service, safety record, environmental record, technical and engineering support and long-term relationships with national and international oil and natural gas companies. Our competitors in the offshore contract drilling industry generally have larger, more diverse fleets, longer operating histories with established safety and environmental records over a measurable period of time, experienced in-house technical and engineering support departments and long-term relationships with customers. This provides our competitors with competitive advantages that may adversely affect our efforts to contract our jackup rigs on favorable terms, if at all, and correspondingly negatively impact our financial position and results of operations. Additionally, we are at a competitive disadvantage to those competitors that are better capitalized because they are in a better position to weather the effects of a downturn in our industry.

The offshore contract drilling industry, historically, has been very cyclical with periods of high demand, limited supply and high dayrates alternating with periods of low demand, excess supply and low dayrates. Jackup rigs and other offshore drilling units are highly mobile. Competitors may move drilling units from region to region in response to changes in demand. It is currently estimated that 36 newly constructed jackup rigs will be entered into service by December 2010. Periods of low demand and excess supply intensify competition in the industry and often result in some drilling units becoming idle for long periods of time. Our lack of operating history may put us at a competitive disadvantage and, as a result, our jackup rigs may become idle. Prolonged periods of low utilization and dayrates, or extended idle time, could result in the recognition of impairment charges on our jackup rigs if cash flow estimates, based upon information available to management at the time, indicate that the carrying value of the drilling units may not be recoverable.

New technology and/or products may cause us to become less competitive.

The offshore contract drilling industry is subject to the introduction of new drilling techniques and services using new technologies, some of which may be subject to patent protection. As competitors and others use or develop new technologies, we may be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Most of our competitors have greater financial, technical and personnel resources that will allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technology or products on a timely basis or at an acceptable cost. Thus, our ability to effectively use and implement new and emerging technology may have a material and adverse effect on our financial condition and results of operations.

Any ban of offshore drilling by any city, state, or nation, or by any governing body may have a material adverse effect on our business.

Events in recent years have heightened environmental and regulatory concerns about the oil and natural gas industry. From time to time, governing bodies may propose legislation that would materially limit or prohibit offshore drilling in certain areas. To date, no proposals which would materially limit or prohibit offshore drilling in our areas of operation have been enacted into law. However, governing bodies may enact such laws in the future. If laws are enacted or other governmental action is taken that restrict or prohibit offshore drilling in our expected areas of operation, we could be materially and adversely affected.

If we are unable to comply with the restrictions and covenants in the agreements governing our debt, there could be a default under the terms of these agreements, which could result in an acceleration of payment of funds.

If we are unable to comply with the restrictions and covenants in our current and future agreements governing our debt, including these notes, there could be a default under the terms of these agreements which could result in an acceleration of payment of funds that have been borrowed. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. If a default occurs under these agreements, the holders of the debt could terminate their commitments to lend or holders of the debt could accelerate the outstanding debt and declare all amounts borrowed due and payable. Debt under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may not be able to find alternative financing. Even if we could obtain alternative financing, such financing might not be on terms that are favorable or acceptable. If we were unable to repay amounts borrowed, the holders of the debt could initiate a bankruptcy or liquidation proceeding.

Our financial condition may be adversely affected if we fail to successfully integrate acquired assets or businesses.

The acquisition of assets or businesses that are complementary to our drilling operations is an important component of our business strategy. We believe that acquisition opportunities may arise from time to time, and that any such acquisitions could be significant. The offshore contract drilling business is capital intensive and any such transactions could involve the payment of a substantial amount of cash by us. We may need to raise additional capital to execute our growth strategy and to fund acquisitions. Adequate sources of capital may not be available when needed in the future on favorable terms. If we raise additional capital by issuing additional debt, our leverage and interest expense will increase.

Any future acquisitions could present a number of risks, including:

•	the risk of using management time and resources to pursue acquisitions that are not successfully completed;

•	the risk of incorrect assumptions regarding the future results of acquired operations;

•	the risk of failing to integrate the operations or management of any acquired operations or assets successfully and timely; and

•	the risk of diversion of management’s attention from existing operations or other priorities.

If we are unsuccessful in integrating acquisitions in a timely and cost-effective manner, our financial condition and results of operations could be adversely affected.

Our contracts are generally short-term, and we will experience reduced profitability if customers reduce activity levels, terminate or seek to renegotiate drilling contracts, or if market conditions dictate that we enter into contracts that provide for payment based on a footage or turnkey basis, rather than on a dayrate basis.

Currently, our drilling contracts are dayrate contracts, where we charge a fixed rate per day regardless of the number of days needed to drill the well. During depressed market conditions, a customer may no longer need a unit that is currently under contract or may be able to obtain a comparable unit at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, our customers may have the right to terminate, or may seek to renegotiate, existing contracts if we experience downtime, operational problems above the contractual limit or safety-related issues, if the jackup rig is a total loss, if the jackup rig is not delivered to the customer within the period specified in the contract or in other specified circumstances, which include events beyond the control of either party. These contracts are generally short-term, and oil and natural gas companies tend to reduce activity levels quickly in response to downward changes in oil and natural gas prices. Due to the short-term nature of most of our contracts, a decline in market conditions can quickly affect our business if customers reduce their levels of operations.

Some of these contracts may in the future include terms allowing them to terminate contracts without cause, with little or no prior notice and without penalty or early termination payments. In addition, we could be required to pay penalties, which could be material, if some of these contracts are terminated due to downtime, operational problems or failure to deliver. Some of the contracts with customers that we enter into in the future may be cancelable at the option of the customer upon payment of a penalty, which may not fully compensate us for the loss of the contract, even if the contracts are “non-cancellable.” Early termination of a contract may result in a rig being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. In addition, while we plan to continue to perform services on a dayrate basis, market conditions may dictate that we enter into contracts that provide for payment based on a footage basis, where we are paid a fixed amount for each foot drilled regardless of the time required or the problems encountered in drilling the well, or enter into turnkey contracts, whereby we agree to drill a well to a specific depth for a fixed price and bear some of the well equipment costs. These types of contracts are more risky than a dayrate contract as we would be subject to downhole geologic conditions in the well that cannot always be accurately determined and subject us to greater risks associated with equipment and downhole tool failures. Unfavorable downhole geologic conditions and equipment and downhole tool failures may result in significant cost increases or may result in a decision to abandon a well project which would result in us not being able to invoice revenues for providing services. Any such termination or renegotiation of contracts and unfavorable costs increases or loss of revenue could have a material adverse impact on our financial condition and result of operations.

There may be limits to our ability to mobilize drilling units between geographic markets and the time and costs of such drilling unit mobilizations may be material to our business.

The offshore contract drilling market is generally a global market as drilling units may be mobilized from one market to another market. However, geographic markets can, from time to time, have material fluctuations in costs and risks as the ability to mobilize drilling units can be impacted by several factors including, but not limited to, governmental regulation and customs practices, the significant costs to move a drilling unit, availability of tow boats, weather, political instability, civil unrest, military actions, and the technical capability of the drilling units to operate in various environments. Any increase in the supply of drilling units in the geographic areas in which we operate, whether through new construction, refurbishment or conversion of drilling units from other uses, remobilization or changes in the law or its application, could increase competition and result in lower dayrates and/or utilization, which would adversely affect our financial position, results of operations and cash flows. Additionally, while a drilling unit is being mobilized from one geographic market to another, we may not be paid by the customer for the time that the drilling unit is out of service. Also, we may mobilize the drilling unit to another geographic market without a customer contract which will result in increased operations cost.

Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

We do not expect operating and maintenance costs to necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in dayrates. However, costs for operating a drilling unit are generally fixed or only semi-variable regardless of the dayrate being earned. In addition, should the drilling units incur idle time between contracts, we would typically maintain the crew to prepare the jackup rig for its next contract and would not reduce costs to correspond to the decrease in revenue. During times of moderate activity, reductions in costs may not be immediate as the crew may be required to prepare the jackup rigs for stacking, after which time the crew will be reduced to a level necessary to maintain the drilling unit in working condition with the extra crew members assigned to active drilling units or dismissed. In addition, as jackup rigs are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. Equipment maintenance expenses fluctuate depending upon the type of activity the jackup rig is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are amortized.

We are a holding company, and are dependent upon cash flow from subsidiaries, including the issuer, to meet our obligations.

We currently conduct our operations through, and most of our assets are owned by, foreign subsidiaries, including the issuer, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from these subsidiaries is the principal source of funds necessary to meet our obligations under the notes and any future debt service obligations, while cash we obtain from our subsidiaries is the principal source of funds necessary to meet obligations under the notes and our other debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from subsidiaries that we require to meet our debt service obligations, including payments on the notes. Applicable tax laws may also subject such payments to us by subsidiaries to further taxation.

The inability to transfer cash from our subsidiaries may mean that, even though we may have sufficient resources on a consolidated basis to meet our obligations, respectively, we may not be permitted to make the necessary transfers from our subsidiaries to meet such obligations. Likewise, we may not be able to make necessary transfers from our subsidiaries in order to provide funds for the payment of our obligations, for which we are or may become responsible under the terms of the notes or under the terms of any of our other debt instruments.

Because the issuer does not have any independent officers, it will rely upon our officers and our affiliates to identify and evaluate for its prospective drilling contract.

The issuer does not have any employees and will rely entirely on our employees to manage its business and operate its assets. We and our affiliates are not obligated to present the issuer with potential drilling contracts and are not restricted from competing with the issuer for potential contracts for the Aquamarine Driller, Emerald Driller and Sapphire Driller

or other future assets not securing the notes. Because we control the issuer and all of the other prospective guarantors, the issuer will not be able to pursue or enter into any contract unless we cause it to do so.

The loss of some of our key executive officers and employees could negatively impact our business prospects.

Our future operational performance depends to a significant degree upon the continued service of key members of our management as well as marketing, sales and operations personnel. The loss of one or more of our key personnel could have a material adverse effect on our business. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and operations personnel. We may experience intense competition for personnel, and we cannot assure that we will be able to retain key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

Failure to employ a sufficient number of skilled workers or an increase in labor costs could hurt our operations.

We require skilled personnel to operate and provide technical services to, and support for, our drilling units. In periods of increasing activity and when the number of operating units in our areas of operation increases, either because of new construction, re-activation of idle units or the mobilization of units into the region, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing. The shortages of qualified personnel or the inability to obtain and retain qualified personnel also could negatively affect the quality and timeliness of our work. In addition, our ability to expand operations depends in part upon our ability to increase the size of the skilled labor force.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

We have evaluated our internal controls systems in order to allow management to report on, and our Independent Registered Public Accounting Firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required complying with the management certification requirements of, and preparing for the auditor attestation under, Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. While we have been able to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain that our internal control over financial reporting will be adequate in the future to ensure compliance with the requirements of the Sarbanes-Oxley Act. If we are not able to maintain adequate internal control over financial reporting, we may be susceptible to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of the notes.

Customers may be unable or unwilling to indemnify us.

Consistent with standard industry practice, our customers generally assume and indemnify us against well control and subsurface risks under our dayrate contracts. These risks are those associated with the loss of control of a well, such as blowout or cratering, the cost to regain control or redrill the well and associated pollution. We may not be able to obtain agreements from customers to indemnify us for such damages and risks. Additionally, even if our customers agree to indemnify us, there can be no assurance that they will necessarily be financially able to indemnify us against all of these risks.

Our business involves numerous operating hazards, and our insurance may not be adequate to cover our losses.

Our operations will be subject to the usual hazards inherent in the drilling and operation of oil and natural gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, fires and pollution. The occurrence of these events could result in the suspension of drilling or production operations, claims by the operator, severe damage to, or destruction of, the property and equipment involved, injury or death to drilling unit personnel and environmental damage. We may also be subject to personal injury and other claims of drilling unit personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal operating conditions, failure of subcontractors to perform or supply goods or services and personnel shortages.

In addition, our operations will be subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Severe weather could have a material adverse effect on our operations. Our jackup rigs could be damaged by high winds, turbulent seas, or unstable sea bottom conditions which could potentially cause us to curtail operations for significant periods of time until such damages are repaired.

Damage to the environment could result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and natural gas companies and other businesses operating offshore and in coastal areas. Insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. Moreover, pollution and environmental risks generally are not fully insurable.

If a significant accident or other event resulting in damage to our jackup rigs, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations.

Our insurance coverage may not be adequate if a catastrophic event occurs.

As a result of the number of catastrophic events in the contract offshore industry in recent years, such as hurricanes in the Gulf of Mexico, insurance underwriters have increased insurance premiums and increased restrictions on coverage and have made other coverages, such as Gulf of Mexico windstorm coverage, unavailable.

While we have and believe we can maintain reasonable policy limits of property, casualty, liability, and business interruption insurance, including coverage for acts of terrorism, with financially sound insurers, we cannot guarantee that our policy limits for property, casualty, liability, and business interruption insurance, including coverage for severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, would be adequate should a catastrophic event occur related to our property, plant or equipment, or that our insurers would have adequate financial resources to sufficiently or fully pay related claims or damages. When any of our coverage expires, we cannot guarantee that adequate replacement coverage will be available, offered at reasonable prices, or offered by insurers with sufficient financial soundness. The occurrence of an incident or incidents affecting any one or more of our jackup rigs could have a material adverse effect on our financial position and future results of operations if asset damage and/or company liability was to exceed insurance coverage limits or if an insurer was unable to sufficiently or fully pay related claims or damages.

Our business is subject to numerous governmental laws and regulations, including those that may impose significant costs and liability on us for environmental and natural resource damages.

Many aspects of our operations are affected by governmental laws and regulations that may relate directly or indirectly to the contract drilling and well servicing industries, including those requiring us to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. Countries where we operate have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Additionally, any operations and activities in the United States and its territorial waters will be subject to numerous environmental laws and regulations, including the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation and Liability Act and the International Convention for the Prevention of Pollution from Ships. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, the denial or revocation of permits or other authorizations and the issuance of injunctions that may limit or prohibit our operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and natural gas could materially limit future contract drilling opportunities or materially increase our costs. In addition, we may be required to make significant capital expenditures to comply with laws and regulations.

Compliance with, or a breach of, environmental and safety laws can be costly and could limit our operations.

Our operations are subject to foreign, federal, state and local regulations that require us to obtain and maintain specified permits or other governmental approvals, control the discharge of materials into the environment, require the removal and cleanup of materials that may harm the environment or otherwise relate to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Some of these laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new requirements could have a material adverse effect on our financial condition and results of operations.

Changes in tax laws, treaties or regulations, effective tax rates or adverse outcomes resulting from examination of our tax returns could adversely affect our financial results.

Our future effective tax rates could be adversely affected by changes in tax laws, treaties and regulations, both internationally and domestically. Tax laws, treaties and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings. If any country successfully challenges our income tax filings based on our structure there, or if we otherwise lose a material dispute, our effective tax rate on worldwide earnings could increase substantially and our financial results could be materially adversely affected.

Our international operations are subject to additional political, economic, and other uncertainties not generally associated with domestic operations.

A primary component of our business strategy is to operate in international oil and natural gas producing areas. Our international operations will be subject to a number of risks inherent in any business operating in foreign countries, including:

•	political, social and economic instability, war and acts of terrorism;

•	potential seizure, expropriation or nationalization of assets;

•	damage to our equipment or violence directed at our employees, including kidnappings;

•	piracy;

•	increased operating costs;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage in certain areas;

•	import-export quotas;

•	confiscatory taxation;

•	work stoppages;

•	unexpected changes in regulatory requirements;

•	wage and price controls;

•	imposition of trade barriers;

•	imposition or changes in enforcement of local content laws;

•	restrictions on currency or capital repatriations;

•	currency fluctuations and devaluations; and

•	other forms of government regulation and economic conditions that are beyond our control.

Our financial condition and results of operations could be susceptible to adverse events beyond our control that may occur in the particular country or region in which we are active. Additionally, we may experience currency exchange losses where, at some future date, revenues are received and expenses are paid in nonconvertible currencies or where we do not hedge exposure to a foreign currency. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital.

Many governments favor or effectively require that drilling contracts be awarded to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may result in inefficiencies or put us at a disadvantage when bidding for contracts against local competitors.

Our contract drilling operations will be subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and natural gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of units and other equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and natural gas and other aspects of the oil and natural gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and natural gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems which are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

Our related party transactions with F3 Capital and its affiliates may cause conflicts of interests that may adversely affect us.

We have entered into and may, in the future, enter into various transactions and agreements with F3 Capital and its affiliates. F3 Capital has no fiduciary duty to make decisions in our best interest, F3 Capital is entitled to vote our ordinary shares in accordance with its own interests, which may be contrary to our and your interests and F3 Capital and its other affiliates are not limited in their ability to compete with us and are not obligated to offer us business opportunities or to offer to sell additional assets to us. We believe that the transactions and agreements that we have entered into with F3 Capital are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and F3 Capital or its affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business. In addition, conflicts of interest may arise between us and F3 Capital and its affiliates. F3 Capital may favor its own interests over our and your interests.

One of our directors, through his ownership of F3 Capital, will continue to hold a significant interest in us.

As of December 1, 2009, F3 Capital owned approximately 42.3% of our issued and outstanding ordinary shares. Upon conversion of outstanding convertible promissory notes and upon issuance of warrants issued in connection with the restructuring agreement for the Platinum Explorer, on a fully diluted basis, F3 Capital will own approximately 47.0% of our issued and outstanding ordinary shares. Through his ownership of F3 Capital, Hsin-Chi Su, one of our directors, has significant influence over matters such as the election of our directors; control over business, policies and affairs; and other matters submitted to our shareholders.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from reckless or negligent acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business and operations. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that United States laws and regulations prohibit us from using.

In order to effectively compete in some foreign jurisdictions, we utilize local agents and seek to establish joint ventures with local operators or strategic partners. Although we have procedures and controls in place to monitor internal and external compliance, if we are found to be liable for FCPA violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others, including actions taken by our agents and our strategic or local partners, even though our agents and partners are not subject to the FCPA), we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent the parent and the issuer from fulfilling obligations under the notes.

As of September 30, 2009, after giving effect to this offering and the application of proceeds therefrom, the issuer would have had total outstanding debt of approximately $131.0 million, net of $4.0 million estimated discount, all of which would have been secured. Subject to the restrictions in the indenture governing the notes, the parent and the issuer may incur additional indebtedness. As of September 30, 2009, after giving effect to this offering and the application of proceeds therefrom, our parent, on a consolidated basis, would have had approximately $412.7 million of debt outstanding, consisting of the notes, the Aquamarine term loan, the existing credit facility as well as our short-term debt. The high level of indebtedness of the parent and the issuer could have important consequences for your investment in the notes and significant effects on our business. For example, the level of indebtedness of the parent and the issuer and the terms of the debt agreements may:

•

require the parent and the issuer to use a substantial portion of their cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•

limit the ability of the parent and the issuer to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, which may limit the ability to execute their business strategy;

•

heighten the vulnerability of the parent and the issuer to downturns in business or in the general economy and restrict the parent and the issuer from exploiting business opportunities or making acquisitions;

•	make it more difficult for the parent and the issuer to satisfy their financial obligations, including with respect to the notes;

•	place the parent and the issuer at a competitive disadvantage compared to those of their competitors that may have proportionately less debt;

•	limit the flexibility of the parent and the issuer in planning for, or reacting to, changes in their business and the industry in which they operate; and

•	result in higher interest expense if interest rates increase and the parent and the issuer have outstanding floating rate borrowings.

Each of these factors may have a material and adverse effect on our financial condition and viability.

Despite our level of indebtedness after this offering, the parent and the issuer may still be able to incur substantially more debt after the issuance of the notes. This could exacerbate the risks associated with their substantial leverage.

The parent and the issuer each may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture governing the notes do not fully prohibit the parent or the issuer from doing so. The parent and the issuer may also incur other additional indebtedness secured by liens that rank equally with those securing the notes in which case, the holders of that debt will be entitled to share with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the parent or the issuer. If the parent or the issuer incur additional indebtedness, the related risks that the parent and the issuer now face would intensify and could further exacerbate the risks associated with their substantial leverage.

To service their indebtedness and other obligations, including the notes, the parent and the issuer will require a significant amount of cash. Their ability to generate cash depends on many factors beyond their control.

The ability of the parent and the issuer to make payments on or refinance our indebtedness, including the notes, and to fund working capital needs and planned capital expenditures will depend on the ability of the parent’s subsidiaries, including the issuer, to generate cash in the future. A significant reduction in the operating cash flows, including as a result of changes in general economic, legislative or regulatory conditions, increased competition or other events beyond the control of the parent and the issuer, could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on the business, financial condition, results of operations, prospects and the ability to service debt and other obligations of the parent and the issuer, including the notes. If the parent or the issuer are unable to service their indebtedness or to fund their other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing indebtedness, seeking additional equity capital or any combination of the foregoing. Neither the parent nor the issuer can assure you that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on the notes and other indebtedness of the parent and the issuer or to fund their other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of existing or future debt agreements, including the indenture governing the notes, may restrict the parent and the issuer from adopting any of these alternatives.

Neither the parent nor the issuer can assure you that their business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to pay our and the issuer’s indebtedness, including these notes, or to fund our other liquidity needs. The parent and the issuer may need to refinance all or a portion of their indebtedness, including the notes, on or before the maturity of the debt. Neither the parent nor the issuer can assure you that they will be able to refinance any, or all, of their indebtedness on commercially reasonable terms or at all.

The failure to generate sufficient cash flow or to achieve any of these alternatives could significantly adversely affect the value of the notes and the ability of the parent and the issuer to pay the amounts due under the notes. In addition, if the parent or the issuer default in the payment of amounts due on the notes or under any future indebtedness, it would give rise to an event of default under the indenture governing the notes and possible acceleration of amounts due under any of future outstanding indebtedness. In the event of any acceleration, there can be no assurance that the parent and the issuer will have enough cash to repay their outstanding indebtedness, including the notes.

The indenture governing the notes will impose significant operating and financial restrictions, which may prevent the parent and the issuer from capitalizing on business opportunities and taking some actions.

The indenture governing the notes will contain numerous restrictions on the activities of the parent and the issuer, including covenants that limit their ability to:

•	incur or guarantee additional indebtedness or issue disqualified capital stock;

•	create or incur liens;

•	pay dividends, redeem subordinated indebtedness or make other restricted payments;

•	transfer or sell assets;

•	incur dividend or other payment restrictions affecting restricted subsidiaries;

•	consummate a merger, consolidation or sale of all or substantially all of their assets;

•	enter into transactions with affiliates;

•	designate subsidiaries as unrestricted subsidiaries;

•	engage in businesses other than a business that is the same or similar to our current business and reasonably related businesses; and

•	take or omit to take any actions that would adversely affect or impair in any material respect the collateral securing the notes.

The restrictions in the indenture governing the notes may prevent the parent and the issuer from taking actions that they believed would be in the best interest of their business, and may make it difficult for them to successfully execute their business strategy or effectively compete with companies that are not similarly restricted. The parent and the issuer may also incur future debt obligations that might subject them to additional restrictive covenants that could affect their financial and operational flexibility. The parent and the issuer cannot assure you that they will be granted waivers or amendments to these agreements if for any reason they are unable to comply with these agreements, or that they will be able to refinance their debt on acceptable terms or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the notes. An event of default under the debt agreements of the parent and the issuer would permit some of their lenders to declare all amounts borrowed from them to be due and payable.

The issuer’s ability to repurchase the notes with cash upon a change of control may be limited.

Upon the occurrence of specified change of control events, the issuer will be required to offer to repurchase all outstanding notes at 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. Any of the issuer or the parent’s future debt agreements may contain acceleration rights upon a change of control. However, it is possible that the issuer may not have sufficient funds at the time of the change of control to make the required repurchase of notes or repayment of any other future indebtedness or that the existing debt of the parent will not allow such repurchases. Any of the issuer or the parent’s future debt agreements may also limit their ability to purchase the notes until all such future debt is paid in full. If the issuer fails to repurchase any notes submitted in a change of control offer, it would constitute an event of default under the indenture governing the notes which, in turn, would constitute a default under our existing credit facility. In addition, the occurrence of a change of control would also constitute an event of default under our existing credit facility. A default under our existing or any future credit facility would result in a default under the indenture if the lenders accelerate the debt under our existing or any future credit facility, even if the change of control itself would not cause a default. Moreover, the issuer and the parent anticipate that the existing or any future credit facility may restrict, and any other future indebtedness they incur may restrict, the ability of the issuer to repurchase the notes, including following a change of control event. The issuer and the parent may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require the issuer and the parent to refinance our other outstanding debt, which may not be done on commercial reasonable terms, if at all. These repurchase requirements may also delay or make it more difficult for others to obtain control of the issuer and the parent.

In addition, certain important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a change of control under the indenture governing the notes and thus would not permit the holders of the notes to require the issuer to repurchase the notes. See “Description of Notes – Redemption & Offer to Purchase – Change of Control.”

As of the issue date, none of the parent’s subsidiaries will be restricted subsidiaries or guarantors of the notes, and the parent will not be subject to all of the covenants of the indenture.

As of the issue date, none of the parent’s subsidiaries will be restricted subsidiaries in the indenture that will govern the notes and will not be guarantors of the notes, which means that these excluded parent subsidiaries will not be subject to the restrictive covenants and other provisions of the indenture and the collateral agreements. In addition, although the parent will provide a guarantee of the notes, it will only be subject to some covenants and other provisions of the indenture. For example, the parent will not be subject to the restricted payments, transaction with affiliates and asset sales covenants. One consequence of this structure is that these excluded parent subsidiaries may engage in transactions that increase their credit risk. The parent may also engage in certain transactions otherwise limited by the indenture and, as a result, the parent’s guarantee is not as strong as it otherwise would be. In addition, in the event of a liquidation, insolvency, bankruptcy or foreclosure relating to these excluded parent subsidiaries, the holders of the notes may only have recourse to the assets of these companies by virtue of the parent guarantee and the parent’s ownership of the equity of these companies, which means the holders of the notes will be effectively or structurally subordinated to holders of debt and other senior ranking instruments of these companies. As a result, holders of notes will only be able to look to the issuer and future restricted subsidiaries, as supported by the parent’s guarantee, as the credit structure supporting the notes.

The parent has substantial obligations to fund contracts and other arrangements related to the construction of a drillship. If the parent fails to meet these obligations or construction of this drillship is not completed, such failure could have a material adverse effect on the parent’s business, financial condition and results of operations and could adversely affect its ability to meet its obligations under its guarantee of our notes.

The parent has funding obligations related to the construction of the Platinum Explorer of approximately $54.0 million during 2010, and approximately $226.8 million due upon delivery of the rig in the fourth quarter of 2010. These amounts represent the parent’s pro rata portion of the payments to the shipyard. The parent is not the majority owner of Mandarin Drilling Corporation, the entity that owns the drillship and an affiliate of F3 Capital (“Mandarin”), however it is responsible for securing financing for its portion of the construction costs of the Platinum Explorer. The final terms and availability of any financing will be determined by, among other factors, financial market conditions in 2010, the creditworthiness of our parent, the creditworthiness of F3 Capital, the parent’s joint venture partner, and drilling industry conditions. There can be no assurance that the parent or F3 Capital will be able to successfully obtain financing on favorable terms, or at all, on behalf of the joint venture. If the parent is unable to obtain, arrange or complete the financing for the final construction payment for the drillship it will be in breach of the shareholder agreement and could be liable for damages to F3 Capital. In addition, the parent could lose all or a portion of the $101.9 million investment in Mandarin it has made to date. Even if the parent is able to meet its obligations under the shareholder agreement, F3 Capital may not perform, or the drillship could be delayed or otherwise not delivered by the shipyard. If this drillship is delayed, cancelled or not delivered as expected for any reason upon completion of construction, the parent will not be able to deliver it to the customer under the drilling contract entered into with its customer and for which it provides a performance guarantee. In such event, the parent will need to find a replacement unit that is acceptable to its customer. If the parent is unable to deliver an acceptable replacement, it will lose any anticipated income from the employment of this unit and may be required to pay substantial liquidated damages to its customer. Should the parent become liable under the performance guarantee in favor of the customer, the parent could be held liable for the customer’s potential damages including, but not limited to, any increase in rates between their current drilling contracts with the customers and any substitute drilling contracts they may obtain. If the parent were to become liable to F3 Capital, lose all or a portion of its investment, including any anticipated revenue from the operation of this drillship, or become liable to its customer for liquidated damages, it would have a material adverse effect on its business, financial condition and results of operations and could adversely affect the parent’s ability to meet its obligations under its guarantee of the notes. For more information, see “Business – Drilling Unit Arrangements – Platinum Explorer Transaction.”

There may not be sufficient collateral to pay all or any portion of the notes.

Neither the parent nor the issuer can assure you that the fair market value of the collateral securing the notes would be sufficient to pay any amounts due under the notes following their acceleration. No appraisals of any collateral have been prepared in connection with this offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, neither the issuer nor the parent can assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations under the notes, in full or at all, after first satisfying the obligations in full under contractually senior claims or other claims such as maritime liens against this jackup rig that may have legal priority over the holders of the notes. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against the remaining assets of the parent and the issuer and in the context of a bankruptcy case by or against the parent and the issuer, the holders of the notes may not be entitled to receive interest payments or reasonable fees, costs or charges due under the notes, and may be required to repay any such amounts already received by such holder. In addition, the parent and the issuer may not perfect the liens on all of the collateral that is to secure the notes prior to the closing of this offering and neither the issuer nor the parent will be able to immediately secure a mortgage on the Topaz Driller, which the issuer will acquire concurrently with, or as soon as practicable after, this offering. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes.

To the extent that third parties in the future may also enjoy first priority liens on a pari passu basis (and, subject to the possible future intercreditor agreement, may rank senior to the notes in effect in some respects), such third parties may have rights and remedies with respect to the collateral subject to such liens that, if exercised, could adversely affect the value of the collateral. The indenture governing the notes will not require that the parent and the issuer maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. The indenture governing the notes will allow the parent and the issuer to incur debt in addition to the notes that may be secured (mainly with respect to letters of credit, hedging arrangements, capital leases, mortgage financings and purchase money indebtedness) by the same collateral that secures the notes on a pari passu basis with the notes (and, subject to the possible future intercreditor agreement, may rank senior to the notes in effect in some respects). Thus, the incurrence of this debt may have the effect of diluting your ability to recover payment in full from the then existing pool of collateral. Releases of collateral from the liens securing the notes will be permitted under some circumstances and may not require the collateral to be replaced.

The collateral will be subject to casualty risks.

The parent and the issuer will be obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards as is customarily done by corporations having assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate the parent and the issuer fully for their losses. If there is a total or partial loss of any of the pledged collateral, neither the parent nor the guarantor can assure you that any insurance proceeds received will be sufficient to satisfy all of their secured obligations, including the notes.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against the parent or the issuer prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the United States Bankruptcy Code, a secured creditor, such as the collateral agent for the holders of the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, and whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. Additionally, the trustee’s ability to foreclose on the collateral on your behalf may be subject to the consent of third parties, prior liens and practical problems associated with the realization of the trustee’s security interest in the collateral. Moreover, the debtor or trustee in a bankruptcy case may seek to void an alleged security interest in collateral for the benefit of the bankruptcy estate. It may successfully do so if the security interest is not properly perfected or was perfected within a specified period of time (generally 90 days) prior to the initiation of such proceeding. Under such circumstances, a creditor may hold no security interest and be treated as holding a general unsecured claim in the bankruptcy case. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if the issuer or the parent became a debtor in a bankruptcy case. While U.S. bankruptcy law generally invalidates provisions restricting a debtor’s ability to assume and/or assign a contract, there are exceptions to this rule which could be applicable in the event that the issuer or the parent become subject to a U.S. bankruptcy proceeding.

There also can be no assurance that courts outside of the United States would recognize the U.S. bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy proceeding against the issuer or any of the guarantors with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable in any foreign jurisdiction in which the issuer or any of the guarantors are organized. The rights of the trustee to enforce remedies may be significantly impaired by the restructuring or liquidation provisions of applicable jurisdictional bankruptcy laws, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to the issuer and the parent. Further, the holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amounts of their claims (potentially even nothing), and any such recovery might consist of illiquid securities.

Federal, state and foreign fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received. If this occurs, noteholders may not receive any payments on the notes.

Federal, state and foreign fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state and be different from other applicable foreign jurisdictions, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) the issuer or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) the issuer or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	the issuer or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	the issuer or any of the guarantors intended to, or believed that the issuer or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

the issuer or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against the issuer or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that the issuer or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if the issuer or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

The issuer cannot be certain as to the standards a court would use to determine whether or not they or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to the other debt of the issuer or the guarantors. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of the issuer or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, noteholders may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to other debt of the parent and its subsidiaries that could result in acceleration of such debt.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

In addition, different or additional fraudulent conveyance laws may exist in foreign jurisdictions which could result in the liens being avoided.

Any future pledge of collateral may be avoidable in bankruptcy.

Any future pledge of collateral in favor of the trustee or collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, may be avoidable by the pledgor (a debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if (1) the pledgor is insolvent at the time of the pledge, (2) the pledge permits the holder of the notes to receive a greater recovery than if the pledge had not been given and (3) a bankruptcy proceeding in respect of the pledgor is commenced within 90 day following the pledge, or, in certain circumstances, a longer period.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on the collateral or on collateral acquired in the future.

The failure to properly perfect liens on the collateral could adversely affect the collateral agent’s ability to enforce its rights with respect to the collateral for the benefit of the holders of the notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that the issuer or the parent will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on subsequent after- acquired collateral. The trustee and the collateral agent for the notes have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes against third parties. Moreover, in the event that we were to file for bankruptcy, the security interest securing the notes generally will not extend to any property or rights acquired by us after the date of such bankruptcy.

There is no established trading market for the notes, and an active trading market may not develop for the notes. The failure of a market to develop for the notes could affect the liquidity and value of the notes and you may not be able to sell the notes readily or at all or at or above the price that you paid.

The notes are a new issue of securities and there is no established trading market for them. An active market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active trading market does not develop, the market price and liquidity of the notes may be adversely affected. The issuer does not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers have advised the parent and the issuer that they intend to make a market in the notes, but are not obligated to do so and may discontinue any market making in the notes at any time, in their sole discretion. You may not be able to sell your notes at a particular time or at favorable prices. As a result, the parent and the issuer cannot assure you as to the liquidity of any trading market for the notes. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely. If a trading market were to develop, future trading prices of the notes may be volatile and will depend on many factors, including:

•	the operating performance and financial condition or prospects of the parent and the issuer;

•	the prospects for companies in the industry of the parent and the issuer generally;

•	the number of holders of the notes;

•	prevailing interest rates;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

There are restrictions on transfers of the notes.

The issuer is relying upon an exemption from the registration requirement under the Securities Act and applicable state securities laws in offering the notes. As a result, the notes may be transferred or resold only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws.

The trading price of the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. Any such disruptions could adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from the initial offering price of the notes, depending on the prevailing interest rates, the market for similar notes, the performance of the parent and the issuer and other factors, many of which are beyond their control.

Changes in respect of the public debt ratings of the notes may materially and adversely affect the availability, cost and terms and conditions of the parent’s and the issuer’s debt.

The issuer has agreed to have the notes rated by Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Rating Services, or S&P, independent rating agencies. A security rating is not a recommendation to buy, sell or hold securities. These public debt ratings may affect our ability to raise debt. Any future downgrading of the notes or our debt by Moody’s or S&P may affect the cost and terms and conditions of our financings and would adversely affect the value and trading of the notes.

The issuer, the parent or any of their future restricted subsidiaries could incur additional secured indebtedness in the future on a pari passu basis with the notes.

The indenture governing the notes permits the issuer, the parent and any future guarantors of the notes to incur additional indebtedness secured by a lien on the collateral that will secure the notes, including letters of credit and hedging arrangements. If the issuer, the parent or any of their future restricted subsidiaries incur in the future any additional indebtedness that is secured on a pari passu basis with the notes, the holders of that debt and the counterparties to hedging arrangements will be entitled to share ratably with the holders of the notes in any proceeds of such shared collateral distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the issuer and the parent, subject to the terms of the possible future intercreditor agreement which provides that holders of letters of credit may rank senior to the notes in effect in some respects.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without holders’ consent or the consent of the trustee under the indenture governing the notes.

Under various circumstances, some of the collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes;

•	with respect to the collateral held by the guarantor, upon the release of such guarantor from its guarantees;

•	to the extent required in accordance with the intercreditor agreement; and

•	to the extent we have defeased or satisfied and discharged the indenture governing the notes.

In addition, a guarantee will be automatically released in connection with a sale of such guarantor in a transaction not prohibited under the indenture governing the notes.

The indenture governing the notes will also permit the issuer and the parent to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If the issuer or the parent designates a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the notes. Designations of any unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have claims to the assets of the unrestricted subsidiary and its subsidiaries that are senior to any claims of the holders of notes.

You will be required to pay U.S. federal income tax on accruals of original issue discount on the notes in advance of the receipt of cash attributable to such accruals.

We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes. As a result, holders of notes will be subject to a special regime of U.S. income taxation, which among other things will require holders to take interest income into gross income in advance of the receipt of cash attributable to such income. This will be the case even with respect to holders that employ the cash method of tax accounting. See “Certain Tax Considerations – Certain United States Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against the issuer or the parent, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the notes because the notes will be issued with original issue discount.

If a bankruptcy petition were filed by or against the issuer or the parent under the U.S. Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	the portion of the original issue discount that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under those circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

A financial failure by the issuer, the parent or any of its other subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by the issuer, the parent or any of its other subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate the issuer, the parent and some or all its other subsidiaries. If a bankruptcy court substantively consolidated the issuer, the parent and some or all of its other subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. Such a ruling would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cramdown” provisions of the bankruptcy code. Under those provisions, the notes could be restructured over your objections as to their interest rate, maturity and other general terms.

Foreclosing on the Topaz Driller or other collateral located outside the United States may be difficult due to the laws of certain jurisdictions.

The Topaz Driller is registered under Panamanian flag and will operate in international waters and various foreign jurisdictions upon its delivery. If the issuer defaults under the notes or if a guarantor defaults under its guarantee, the holders of a majority of the aggregate principal amount of the notes may direct the trustee to instruct the collateral agent to bring a foreclosure action against the defaulting party. The issuer cannot assure you that the Topaz Driller or the guarantees will be located in a jurisdiction having effective or favorable foreclosure procedures and lien priorities. Any foreclosure proceedings could be subject to lengthy delays resulting in increased custodial costs, deterioration in the condition of the Topaz Driller and substantial reduction of the value of such collateral. In addition, some jurisdictions may not provide a legal remedy for the enforcement of mortgages on the Topaz Driller.

Foreclosing on the Topaz Driller may be difficult because it is easily transported.

The Topaz Driller is highly mobile and may be located in international water outside the jurisdiction of any court. This may make it difficult for the collateral agent to bring a successful foreclosure action against the Topaz Driller because it may be difficult for the collateral agent or officials of the applicable government or agency to physically seize the Topaz Driller and engage in a foreclosure sale.

Maritime liens may arise and take priority over the liens securing the notes.

The laws of various jurisdictions in which the Topaz Driller may operate may give rise to the existence of maritime liens which may take priority over the ship mortgage and other liens securing the notes and the guarantees. Such liens may arise in support of, among other things, claims by unpaid ship builders or ship repairers remaining in possession of the Topaz Driller, claims for salvage, claims for damage caused by a collision, claims for seamen’s wages and other employment benefits and claims for pilotage, as well as potentially claims for necessary goods and services supplied to the Topaz Driller. This list should not be regarded as definitive or exhaustive, as the categories of claims giving rise to maritime liens, and the ranking of such liens, vary from one jurisdiction to another. Maritime liens can attach without any court action, notice, registration or documentation and accordingly their existence cannot necessarily be identified.

Because the issuer and the parent are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Both the issuer and the parent are exempted companies incorporated with limited liability under the laws of the Cayman Islands, and substantially all of their assets will be located outside the United States. In addition, most of the parent’s directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. Further, enforcement of the note guarantees issued and the collateral pledged may be subject to certain limitations under Cayman Islands law. As a result, it may be difficult for holders of notes to effect service of process within the United States upon the parent’s directors or executive officers, or enforce judgments obtained in the United States courts against the parent’s directors or executive officers.

The corporate affairs of the parent and the issuer will be governed by their memorandum and articles of association, the Companies Law (2009 Revision) (as the same may be supplemented or amended from time to time) (the “Companies Law”) and the common law of the Cayman Islands. The rights of holders of notes to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the parent’s directors under Cayman Islands law are, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of the parent’s shareholders and the fiduciary responsibilities of the parent’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws thus providing significantly less protection to investors as compared to the United States, and some states, such as Delaware, which have more fully developed and judicially interpreted bodies of corporate law.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against the parent and the issuer judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•

to impose liabilities against the parent and the issuer, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without re-examination of the merits at common law, provided such judgment:

•	is final and conclusive;

•	is one in respect of which the federal court of the United States had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

•	is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-monetary relief; and

•	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.